NEWS RELEASE

Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE
PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2007

Syosset, NY - August 13, 2007 - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income from continuing operations for the quarter ended June 30, 2007 of $258,000 compared to operating income from continuing operations of $999,000 for the quarter ended June 30, 2006. The Company recorded a net loss from continuing operations of $304,000, $0.03 per share (basic and diluted), versus a net income from continuing operations of $663,000, $0.07 per share (basic and diluted), for the quarters ended June 30, 2007 and 2006, respectively. Net loss for the quarter ended June 30, 2007, including a loss from discontinued operations of $487,000, was $791,000, $0.08 per share (basic and diluted), compared to net income of $587,000, including a loss from discontinued operations of $76,000, $0.06 per share (basic and diluted), for the quarter ended June 30, 2006.

The Company reported operating income from continuing operations for the six months ended June 30, 2007 of $924,000 compared to operating income from continuing operations of $2,005,000 for the six months ended June 30, 2006. The Company recorded a net loss from continuing operations of $105,000, $0.01 per share (basic and diluted) versus net income from continuing operations of $1,350,000, $0.13 per share (basic and diluted) for the six months ended June 30, 2007 and 2006, respectively. Net loss for the six months ended June 30, 2007, after a loss from discontinued operations of $521,000, was $626,000, $0.06 per share (basic and diluted), compared to net income of $1,191,000, after a loss from discontinued operations of $159,000, $0.12 per share (basic and diluted) at June 30, 2006.

As of June 30, 2007, the Company completely discontinued the operation of its OSS business and wrote off the remaining OSS assets and incurred losses related to the discontinued OSS operations in the amount of $487,000 and $521,000 for the quarter and six months ended June 30, 2007, respectively. The losses for the quarter and six months ended June 30, 2006 were $76,000 and $159,000, respectively.

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NEWS RELEASE

Porta Systems Corp. Press Release	Page 2
August 13, 2007

Sales from continuing operations were $7,069,000 for the quarter ended June 30, 2007 versus $8,084,000 for the quarter ended June 30, 2006, a decrease of approximately $1,015,000 (13%). Copper Connection/Protection sales were $5,815,000 for the quarter ended June 30, 2007 versus $6,981,000 for the quarter ended June 30, 2006, a decrease of $1,166,000 (17%). The decrease in sales for the quarter is the result of a decline in orders from British Telecommunications that was partially offset by higher sales of connection and protection product to a North America customer. Signal Processing sales for the quarter ended June 30, 2007 were $1,249,000 versus $994,000 for the quarter ended June 30, 2006, an increase of $255,000 (26%). The growth in Signal revenue for the first half of 2007 resulted primarily from increased sales to the military sector.

Sales from continuing operations were $15,271,000 for the six months ended June 30, 2007 versus $16,021,000 for the six months ended June 30, 2006, a decrease of approximately $750,000 (5%). Copper Connection/Protection sales for the six months ended June 30, 2007 were $12,615,000 versus $13,468,000 for the six months ended June 30, 2006, a decrease of $853,000 (7%). The decrease in sales for the six months is the result of a decline in orders from British Telecommunications that was partially offset by higher sales of connection and protection product to a North America customer. During this year, we have experienced a significant drop-off in our orders from British Telecommunications’ installers, although direct sales to British Telecommunications remain significant. Signal Processing sales for the six months ended June 30, 2007 were $2,637,000 versus $2,407,000 for the six months ended June 30, 2006, an increase of $230,000 (10%). The growth in Signal revenue for the first half of 2007 resulted primarily from increased sales to the military sector.

The overall gross margin from continuing operations was 30% for the quarter ended June 30, 2007, compared to 34% for the quarter ended June 30, 2006. Gross margin for the six months ended June 30, 2007 was 31% compared to 34% for the six months ended June 30, 2006. The decrease for the quarter and six months is primarily related to a change in product mix sold to British Telecommunications from the higher gross profit DSL products to the lower margin local loop unbundling products and a negotiated price decrease on products sold to British Telecommunications. Our Signal segment gross margin slightly increased during the quarter and six months due to sales mix.

Operating expenses from continuing operations for the quarter ended June 30, 2007 increased by $64,000 (4%) from 2006. For the six months ended June 30, 2007, operating expenses increased by $311,000 (9%) when compared to last year’s six months. The increase for the quarter and six months ended June 30, 2007 relates primarily to increased expenses for general and administrative expenses related to the company’s debt restructuring.

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Porta Systems Corp. Press Release	Page 3
August 13, 2007

Interest expense increased for the quarter and six months by $261,000 and $403,000, respectively. These increases are primarily due to additional interest expenses of $312,500 and $493,000 for the quarter and six months, respectively, accrued on our senior debt under the terms of our extension agreement relating to the senior debt. We do not accrue interest on the entire amount of the senior debt of approximately $23,373,000 under the terms of our agreement with our senior debt holder.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and six months, with operating income of $684,000 and $1,746,000, respectively, for the quarter and six months. The Signal Processing unit operated profitably during the quarter and six months of 2007, with operating income of $279,000 and $698,000, respectively.

On February 7, 2007, Cheyne Special Situations Fund L.P. purchased our senior debt of approximately $23,400,000 from SHF IX, LLC and subsequently extended the maturity of the senior debt to October 1, 2007. We are engaged in negotiations with respect to a restructuring of our senior and subordinated debt, and we anticipate that any such restructuring will result in a very significant dilution to our common stock holders and will require the approval of the holders of our common stock and subordinated debt. If we are unable to obtain the necessary consents, we may be unable to effect a restructuring of our debt. If the senior debt holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will likely seek protection under the Bankruptcy laws.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2006 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2006 and the Form 10-Q for the quarter ended June 30, 2007. In addition, general industry and market conditions and growth

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Porta Systems Corp. Press Release	Page 4
August 13, 2007

rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

NEWS RELEASE

Porta Systems Corp. Press Release	Page 5
August 13, 2007

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six Months ended June 30,
(in thousands except per share amounts)
Unaudited

	Quarter ended June 30,			Six Months ended June 30,
	2007		2006	2007	2006

Sales		$7,069	$8,084	$15,271	$16,021

Gross profit		2,075	2,752	4,695	5,465

Total operating expenses		1,817	1,753	3,771	3,460

Operating income		258	999	924	2,005

Interest expense, net of interest and other
income		(550)	(289)	(990)	(585)

Income (loss) before income taxes		(292)	710	(66)	1,420

Income tax expense		(12)	(47)	(39)	(70)

Income (loss) from continuing operations		(304)	663	(105)	1,350

Discontinued operations:
Loss from discontinued operations		(487)	(76)	(521)	(159)

Net income (loss)		$(791)	$587	$(626)	$1,191

Per share data:

Basic per share amounts:

Continuing operations		$(0.03)	$0.07	$(0.01)	$0.13
Discontinued operations		(0.05)	(0.01)	(0.05)	(0.01)

Net income (loss) per share:	$	(0.08)	$0.06	$(0.06)	$0.12

Weighted average shares
outstanding		10,076	10,076	10,076	10,076

Diluted per share amounts:

Continuing operations		$(0.03)	$0.07	$(0.01)	$0.13
Discontinued operations		(0.05)	(0.01)	(0.05)	(0.01)

Net income (loss) per share:		$(0.08)	$0.06	$(0.06)	$0.12

Weighted average shares
outstanding		10,076	10,098	10,076	10,105

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